Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS FIRST QUARTER OPERATING RESULTS

NET INCOME ATTRIBUTABLE TO STOCKHOLDERS UP $1.3 MILLION AS MEXICO PROJECT DEVELOPMENT EXPENDITURES DECREASE FROM PRIOR-YEAR PERIOD

GEORGE TOWN, Grand Cayman, Cayman Islands (May 11, 2015) — Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the first quarter of 2015. The Company will host an investor conference call on Tuesday, May 12, 2015 at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

First Quarter Operating Results

Net income attributable to the Company’s stockholders increased to $1,921,261, or $0.13 per diluted share, for the quarter ended March 31, 2015, compared to $654,909, or $0.04 per diluted share, for the quarter ended March 31, 2014.

Total revenues declined 10% to approximately $14.7 million in the most recent quarter, compared with approximately $16.3 million in the prior-year period. The decrease in revenues was attributable to lower revenues for the Company’s bulk water and services business segments, partially offset by a modest increase in retail water revenues.

While retail water revenues increased slightly, such revenues approximated $6.1 million in the first quarters of both 2015 and 2014. An increase of 2% in the number of gallons of water sold by our Cayman Water retail operations was more than offset by a decrease in electricity costs that reduced the energy component of the Company’s retail water rates for 2015 when compared with the first quarter of the previous year.

Bulk water revenues declined 16% to approximately $8.4 million in the first quarter of 2015, compared with approximately $10.0 million in the year-earlier period. The decrease in bulk revenues was primarily attributable to the Company’s Bahamas operations, which generated approximately $1.4 million less in revenues in the first quarter of 2015 than in the three months ended March 31, 2014. The decrease at the Bahamas operations resulted from a significant decline in the prices of diesel fuel and electricity, which reduced the energy component of the Company’s bulk water rates in the Bahamas. Revenues for bulk operations in the Cayman Islands and Belize declined slightly from the prior-year period, again the result of lower energy prices.

Services segment revenues declined to $148,158 in the most recent quarter, compared with $275,913 a year earlier, due to a decrease in the purchasing fees charged to the Company’s affiliate, Ocean Conversion (BVI) Ltd. (“OC-BVI”).

Consolidated gross profit increased 1% to approximately $6.1 million (41% of total revenues) in the first quarter of 2015, versus approximately $6.0 million (37% of total revenues) in the 2014 quarter. Gross profit on retail revenues rose 2% to approximately $3.3 million (53% of retail revenues) in the three months ended March 31, 2015, compared with approximately $3.2 million (52% of retail revenues) in the year-earlier period. The slight improvement in retail gross profit margin was due to lower electricity prices and energy reduction efforts that reduced energy costs in 2015 by approximately $95,000. Gross profit on bulk revenues increased 3% to approximately $2.9 million (35% of bulk revenues), compared with approximately $2.8 million (29% of bulk revenues) a year earlier. Both total gross profit dollars and gross profit as a percentage of revenues in 2015 benefited from the reduction in energy prices, as energy expense for the Company’s bulk operations was approximately $1,575,000 less than in the first quarter of 2014. The services segment generated a negative gross profit of ($136,729) in the first quarter of 2015, compared with a negative gross profit of ($59,351) in the prior-year quarter.

The services business segment incurred an operating loss of approximately ($0.7 million) in the most recent quarter, versus an operating loss of approximately ($2.1 million) in the first quarter of 2014, primarily due to a decrease of approximately $1.4 million in the project development expenses incurred by N.S.C. Agua, S.A. de C.V. (“NSC”), the Company’s Mexico subsidiary. The services segment is expected to continue to incur losses from operations while the Company funds the project development activities of NSC and/or until such time as significant new management services or plant construction contracts are obtained.

Consolidated general and administrative expenses (“G&A”) declined 29% to approximately $3.8 million in the 2015 quarter, compared with approximately $5.3 million a year earlier. The decrease in consolidated G&A expenses in 2015 resulted from a reduction of approximately $1.4 million in project development expenses incurred by NSC.

Interest income increased 35% to $233,582 in the three months ended March 31, 2015, compared with $172,932 in the 2014 quarter. Interest expense declined 76% to $69,532 in the most recent quarter, versus $295,737 a year earlier, reflecting the prepayment premium paid for the early redemption on February 17, 2014 of the remaining outstanding balance on bonds payable and the amortization of the related bond discount and deferred issuance costs at the time of prepayment.

The Company recognized earnings and profit sharing on its equity investment in OC-BVI of $101,480 in the first quarter of 2015, compared with $74,739 in the first quarter of 2014. The Company also recognized an impairment loss of $310,000 on its equity investment in OC-BVI during the first quarter of 2015 due to the continuing maturation of OC-BVI’s current contract for its Bar Bay plant.

The Company reported “other” expense of ($175,087) in the three months ended March 31, 2015, compared with “other” income of $198,296 in the prior-year period. The fluctuation in these amounts is primarily the result of foreign currency gains and/or losses recorded for the Company’s subsidiary in Bali, Indonesia, PT Consolidated Water Bali (“CW-Bali”).

Management Comments

“Although revenues declined in the first quarter of 2015 due to lower fuel and electricity costs that were passed on to our customers, gross profit in terms of dollars increased slightly due to a reduction in operating costs,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.. “Our net income rose from the prior-year quarter primarily due to a $1.4 million reduction in development costs incurred by our NSC subsidiary, which is pursuing a 100 million gallon per day desalination plant project in Rosarito Beach, Mexico. NSC’s expenses are beginning to slow as we move closer to the end of the initial development process for this very important project, which is designed to supply potable water to the drought-plagued northern Baja California, Mexico and San Diego, California regions.”

“In accordance with the requirements of the new public-private partnership legislation that was enacted last year, in late March 2015 we submitted our initial proposal to the State of Baja California, Mexico to provide desalinated water from the proposed Rosarito plant and are awaiting the State’s response. If the State elects to proceed with the Project it will conduct a public tender process, in response to which NSC will submit a more detailed proposal consistent with the terms of the tender. During the first quarter of 2015, NSC entered into a Letter of Intent with a potential equity partner with substantial financial resources and a history of successful capital project investments in Mexico to enhance the quality of its proposal(s) to the State.”

“In the Cayman Islands, the Water Authority – Cayman (“WAC”) has accepted our proposal to operate its North Sound Desalination Plant on the island of Grand Cayman for an additional two years, subject to receiving approval from the Cayman Islands Government Central Tenders Committee. Although the current operating agreement expired on April 1, 2015, we continue to operate the plant on the same terms and conditions until advised otherwise by the WAC,” concluded Mr. McTaggart.

Cash Dividends

On April 30, 2015, the Company paid a quarterly cash dividend of $0.075 per share to shareholders of record at the close of business on April 1, 2015. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Tuesday, May 12, 2015 to discuss its first quarter operating results and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Co. Ltd. Conference Call” a few minutes before 11:00 a.m. EDT on Tuesday, May 12, 2015.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Tuesday, May 19, 2015 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10065412, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$36,754,928	$35,713,689
Certificate of deposit	5,000,000	5,000,000
Restricted cash	442,955	456,083
Accounts receivable, net	12,535,264	11,773,744
Inventory	1,790,103	1,738,382
Prepaid expenses and other current assets	1,530,915	1,961,385
Current portion of loans receivable	1,754,498	1,726,310
Costs and estimated earnings in excess of billings - construction project	869,539	1,090,489
Total current assets	60,678,202	59,460,082
Property, plant and equipment, net	55,064,046	56,396,988
Construction in progress	2,195,456	1,900,016
Inventory, non-current	4,433,571	4,240,977
Loans receivable	5,161,530	5,610,867
Investment in OC-BVI	5,000,083	5,208,603
Intangible assets, net	888,877	927,900
Goodwill	3,499,037	3,499,037
Investment in land	20,558,424	20,558,424
Other assets	2,554,454	2,656,937
Total assets	$160,033,680	$160,459,831

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,914,993	$5,962,015
Dividends payable	1,191,703	1,190,325
Demand loan payable	8,500,000	9,000,000
Total current liabilities	14,606,696	16,152,340
Other liabilities	224,827	224,827
Total liabilities	14,831,523	16,377,167
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 36,840 and 36,840 shares, respectively	22,104	22,104
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,734,272 and 14,715,899 shares, respectively	8,840,563	8,829,539
Class B common stock, $0.60 par value. Authorized 145,000 shares;
none issued	-	-
Additional paid-in capital	83,994,765	83,779,292
Retained earnings	49,814,648	49,000,621
Cumulative translation adjustment	(516,160)	(482,388)
Total Consolidated Water Co. Ltd. stockholders' equity	142,155,920	141,149,168
Non-controlling interests	3,046,237	2,933,496
Total equity	145,202,157	144,082,664
Total liabilities and equity	$160,033,680	$160,459,831

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
Retail water revenues	$6,135,638	$6,112,961
Bulk water revenues	8,382,316	9,959,736
Services revenues	148,158	275,913
Total revenues	14,666,112	16,348,610

Cost of retail revenues	2,876,788	2,931,376
Cost of bulk revenues	5,449,512	7,111,545
Cost of services revenues	284,887	335,264
Total cost of revenues	8,611,187	10,378,185
Gross profit	6,054,925	5,970,425
General and administrative expenses	3,799,589	5,342,633
Income from operations	2,255,336	627,792

Other income (expense):
Interest income	233,582	172,932
Interest expense	(69,532)	(295,737)
Profit sharing income from OC-BVI	26,325	20,250
Equity in earnings of OC-BVI	75,155	54,489
Impairment of investment in OC-BVI	(310,000)	-
Other	(175,087)	198,296
Other income, net	(219,557)	150,230
Net income	2,035,779	778,022
Income attributable to non-controlling interests	114,518	123,113
Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,921,261	$654,909

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.04
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.13	$0.04
Dividends declared per common share	$0.075	$0.075

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,718,757	14,686,744
Diluted earnings per share	14,764,169	14,766,985

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended March 31,
	2015	2014
Net Income	$2,035,779	$778,022
Other comprehensive income (loss)
Foreign currency translation adjustment	(35,549)	100,456
Total other comprehensive income (loss)	(35,549)	100,456
Comprehensive income	2,000,230	878,478
Comprehensive income attributable to non-controlling interests	112,741	128,136
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$1,887,489	$750,342